Filed pursuant to Rule 424(b)(5)
Registration Statement Number 333-188535
Prospectus Supplement
To the Prospectus Dated June 7, 2013

META FINANCIAL GROUP, INC.
Up to $26,000,000
Common Stock
This prospectus supplement and accompanying prospectus relate to the offer and sale from time to time of shares of our common stock, $0.01 par value per share, having an aggregate offering price of up to $26,000,000, through Sandler O’Neill + Partners, L.P., or “Sandler O’Neill,” as our sales agent, or to Sandler O’Neill as principal for its own account, at a price agreed upon at the time of sale, for resale.  If we sell shares of our common stock to Sandler O’Neill as principal or other than in accordance with the sales agency agreement, we will enter into a separate terms agreement setting forth the terms of such transaction and we will describe such agreement in a separate prospectus supplement or pricing supplement.
Our common stock is traded on The Nasdaq Global Select Market, or “Nasdaq,” under the symbol “CASH.”  On December 16, 2014, the last reported sales price of our common stock was $34.51 per share.
The shares of our common stock to which this prospectus supplement relates generally will be offered and sold through our sales agent over a period of time and from time to time in transactions at market prices prevailing at the time, at prices related to the prevailing market prices or at negotiated prices, pursuant to a sales agency agreement.  Accordingly, an indeterminate number of shares of common stock will be sold up to the number of shares having an aggregate offering price of up to $26,000,000.We will pay Sandler O’Neill a commission equal to 2.0% of the gross sales price per share for any shares sold through Sandler O’Neill under the sales agency agreement.  The net proceeds we receive from the sale of the shares to which this prospectus supplement relates will be the gross proceeds received from such sales less the commissions and any other costs we may incur in issuing the shares.  See “Plan of Distribution” for further information.
Investing in our common stock involves risks.  Please carefully read “Risk Factors” beginning on page S-9 of this prospectus supplement, and all of the documents incorporated by reference in this prospectus supplement, including our Annual Report on Form 10-K for the year ended September 30, 2014 and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for a discussion of certain factors that you should consider before making your investment decision.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
These securities are not deposits, savings accounts, or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this prospectus supplement is December 17, 2014.

Prospectus Supplement
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.  We have not, and Sandler O’Neill has not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, orally or otherwise, you should not rely on it.  We are not, and Sandler O’Neill is not, making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted.
You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, or any documents incorporated by reference herein, is accurate only as of their respective dates.  Our business, financial condition, results of operations and prospects may have changed since those dates.  This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts.  The first part is this prospectus supplement, which describes the specific terms of this offering, updates and adds to the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.  The second part is the accompanying prospectus, which provides more general information about us, the common stock, and other securities we may offer from time to time, some of which may not apply to this offering.  You should read the information in both this prospectus supplement and the accompanying prospectus, together with additional information incorporated by reference herein as described below under the heading “Incorporation of Certain Information by Reference.” Generally, when we refer to this “prospectus” we mean this prospectus supplement together with the accompanying prospectus and all information incorporated herein and therein by reference.
If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.
Unless the context otherwise indicates, the terms “us,” “we,” “Meta Financial” and the “Company” refer to Meta Financial Group, Inc. and our subsidiaries on a consolidated basis.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning.  You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information.  These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address, among others, the following subjects:  future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MetaBank™ (the “Bank”) or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company’s employees.  The following factors, among others, could cause the Company’s financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties; the ability of the Bank to successfully integrate the operations of AFS/IBEX Financial Services Inc. (“AFS/IBEX”); the scope of restrictions and compliance requirements imposed by the Company’s Consent Order with the Federal Reserve and any other such actions which may be initiated; the impact of changes in financial services laws and regulations, including but not limited to our relationship with our primary regulators, the Office of the Comptroller of the Currency (the “OCC”) and the Federal Reserve; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.
The foregoing list of factors is not exclusive.  We caution you not to place undue reliance on any forward-looking statements.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  All of our forward-looking statements, including those included and incorporated by reference in this prospectus supplement and the accompanying prospectus, are qualified in their entirety by this statement.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and may not contain all the information that you need to consider in making your investment decision.  To understand this offering fully, you should read this prospectus supplement and the accompanying prospectus carefully and in their entirety.  Particular attention should be paid to the sections titled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the documents identified in the section “Incorporation of Certain Information by Reference.”
 The Company

Meta Financial, a registered unitary savings and loan holding company, is a Delaware corporation, the principal assets of which are all the issued and outstanding shares of the Bank, a federal savings bank, the accounts of which are insured up to applicable limits under the Deposit Insurance Fund (“DIF”) of the Federal Deposit Insurance Corporation (“FDIC”).
The Bank, a wholly-owned full-service banking subsidiary of Meta Financial, is both a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves and a payments company providing services on a nationwide basis, as further described below.  The Bank’s home office is located at 121 East Fifth Street in Storm Lake, Iowa and it operates 11 banking offices in four market areas:  Northwest Iowa, Brookings, Central Iowa, and Sioux Empire..  The principal business of the Bank has historically consisted of attracting retail deposits from the general public and investing those funds primarily in one- to four-family residential mortgage loans, commercial and multi-family real estate, agricultural operations and real estate, construction, and consumer and commercial operating loans primarily in the Bank’s market areas.  The Bank also purchases loan participations from time to time from other financial institutions, but presently at a lower level compared to prior years, as well as mortgage-backed securities and other investments permissible under applicable regulations.
In addition to its community-oriented lending and deposit gathering activities, the Bank’s Meta Payment Systems® (“MPS”) division offers prepaid cards, designs innovative consumer credit products, sponsors Automatic Teller Machines (“ATMs”) into various debit networks, and offers other payment industry products and services.  Through its activities, MPS generates both fee income and low- and no-cost deposits for the Bank.  MPS continues to expand and to play a very significant role in the Company’s financial performance.  MPS operates out of Sioux Falls, South Dakota.
Most recently, the Bank established its AFS/IBEX division following its purchase of substantially all of the commercial loan portfolio and related assets of AFS/IBEX Financial Services Inc. (“AFS/IBEX”), an insurance premium financing company.  The transaction, which closed on December 2, 2014, has diversified the Company’s business and further expands its loan portfolio..  The AFS/IBEX division provides nationwide commercial insurance premium financing for businesses and insurance agencies and has two agency offices, one in Dallas, Texas and one in southern California.
The Company’s revenues are derived primarily from interest on commercial and residential mortgage loans, mortgage-backed securities and other investments, fees generated through the activities of MPS, consumer loans, agricultural operating loans, commercial operating loans, income from service charges, loan origination fees, and loan servicing fee income.
As previously disclosed, the Company and the Bank each stipulated and consented to a Cease and Desist order (the “Consent Orders”) issued by the Office of Thrift Supervision (the “OTS”), imposing various restrictions and compliance requirements on the Company and the Bank, respectively.  On August 7, 2014, the OCC, as successor to the OTS as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, terminated the Bank’s Consent Order.  The Company’s Consent Order with the Federal Reserve, as successor to the OTS with respect to the OTS’s function related to thrift holding companies, is still in effect and, accordingly, satisfaction of the requirements of the Company’s Consent Order remains subject to the ongoing review and supervision of the Federal Reserve.  While there can be no assurance that the Federal Reserve will ultimately determine that the Company has met all of the requirements of its Consent Order to the satisfaction of the Federal Reserve, the Company anticipates that its Consent Order will be terminated in the first calendar quarter of 2015.

Meta Financial’s headquarters are located at 5501 South Broadband Lane, Sioux Falls, South Dakota 57108 and our telephone number is (605) 782-1767.  Our internet address is http://www.metafinancialgroup.com. The reference to our website does not constitute incorporation by reference of the information contained on the website, which should not be considered part of this prospectus supplement or the accompanying prospectus.

THE OFFERING
Issuer	Meta Financial Group, Inc.

Shares offered	Shares of common stock, $0.01 par value, having an aggregate offering price of up to $26,000,000.

Use of proceeds
We intend to add the proceeds of the offering to our general corporate funds, which may be used for capital support for organic growth, investments in or advances to subsidiaries, acquisitions of bank or nonbank entities, upcoming Basel III requirements, dividends, debt reduction or debt refinancing, and other general corporate purposes.  Organic growth includes accelerating growth in our MPS division, planned nationwide expansion of AFS/IBEX, as well as continued growth in our retail bank segment.  Under the Company’s Consent Order with the Federal Reserve, the Company must confirm that the Federal Reserve does not object to certain of the potential uses of proceeds (e.g., capital distributions and debt reduction or refinancing) before deploying the proceeds for such purposes. See “Use of Proceeds” at page S–11.

Nasdaq Global Select Market symbol	CASH

Dividends and distributions
The Company has paid a quarterly cash dividend on its common stock since December 1994.  Any payment of dividends in the future will depend, in large part, on the Company’s earnings, capital requirements, financial condition, review by our regulators, and other factors considered relevant by the Company’s board of directors.

Risk Factors
Investing in our common stock involves risks.  You should carefully consider the information under “Risk Factors” beginning on page S-9, the “Risk Factors” incorporated by reference in this prospectus supplement and the accompanying prospectus, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in our common stock.

SUMMARY OF SELECTED FINANCIAL DATA
The following tables show selected historical consolidated financial data for the Company as of and for each of the five years ended September 30, 2014, which has been derived from our audited consolidated financial statements.  You should read this table together with the historical consolidated financial information contained in our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our Annual Report on Form 10-K for the year ended September 30, 2014, which has been filed with the SEC and is incorporated by reference into this prospectus supplement.
Selected Financial Data
	Year Ended September 30,
	2014	2013	2012	2011	2010

SELECTED FINANCIAL CONDITION DATA
(Dollars in Thousands)

Total assets	$2,054,031	$1,691,989	$1,648,898	$1,275,481	$1,029,766
Loans receivable, net	493,007	380,428	326,981	314,410	366,045
Securities available for sale	1,140,216	881,193	1,116,692	619,248	506,852
Securities held to maturity	282,933	288,026	-	-	-
Goodwill and intangible assets	2,588	2,339	2,035	1,315	2,663
Deposits	1,366,541	1,315,283	1,379,794	1,141,620	897,454
Total borrowings	497,721	216,456	47,710	29,365	41,214
Stockholders’ equity	174,802	142,984	145,859	80,577	72,044

	2014	2013	2012	2011	2010

SELECTED OPERATIONS DATA
(Dollars in Thousands, Except Per Share Data)

Total interest income	$48,660	$38,976	$37,297	$39,059	$39,083
Total interest expense	2,398	2,954	3,563	4,747	5,993
Net interest income	46,262	36,022	33,734	34,312	33,090
Provision for loan losses	1,150	-	1,049	278	15,791
Net interest income after provision for loan losses	45,112	36,022	32,685	34,034	17,299
Total non-interest income	51,738	55,503	69,574	57,491	97,444
Total non-interest expense	78,231	74,403	75,463	83,262	94,930
Income (loss) from continuing operations before income tax expense (benefit)	18,619	17,122	26,796	8,263	19,813
Income tax expense (benefit)	2,906	3,704	9,682	3,623	7,420

	Year Ended September 30,
	2014	2013	2012	2011	2010

Income (loss) from continuing operations	5,713	13,418	17,114	4,640	12,393
Income from discontinued operations, net of tax	-	-	-	-	-
Net income (loss)	15,713	13,418	17,114	4,640	12,393

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$2.57	$2.40	$4.94	$1.49	$4.23
Income from discontinued operations	-	-	-	-	-
Net income (loss)	$2.57	$2.40	$4.94	$1.49	$4.23

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$2.53	$2.38	$4.92	$1.49	$4.11
Income from discontinued operations			-	-	-
Net income (loss)	$2.53	$2.38	$4.92	$1.49	$4.11

SELECTED FINANCIAL RATIOS AND OTHER DATA

PERFORMANCE RATIOS
Return on average assets	0.81%	0.78%	1.22%	0.41%	1.22%
Return on average assets-continuing operations	0.81%	0.78%	1.22%	0.41%	1.22%
Return on average equity	10.01%	9.36%	18.47%	5.71%	20.59%
Return on average equity-continuing operations	10.01%	9.36%	18.47%	5.71%	20.59%
Net interest margin-continuing operations	2.80%	2.48%	2.56%	3.21%	3.43%
Operating expense to average assets-continuing operations	4.06%	4.35%	5.39%	7.33%	9.36%

QUALITY RATIOS-Continuing Operations
Non-performing assets to total assets at end of year	0.05%	0.05%	0.16%	1.24%	0.94%
Allowance for loan losses to non-performing loans	547%	568%	219%	53%	63%

CAPITAL RATIOS
Stockholders’ equity to total assets at end of period	8.51%	8.45%	8.85%	6.32%	7.00%
Average stockholders’ equity to average assets	8.14%	8.37%	6.62%	7.16%	5.93%

OTHER DATA
Book value per common share outstanding	$28.33	$23.55	$26.79	$25.61	$23.15
Dividends declared per share	$0.52	$0.52	$0.52	$0.52	$0.52
Number of full-service offices	11	11	12	12	12

Common Shares Outstanding	6,169,604	6,070,654	5,443,881	3,146,867	3,111,413

RISK FACTORS
An investment in our common stock involves various risks.  Before making an investment decision, you should carefully read and consider the risk factors described below as well as the risk factors and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. Any of the risks described below or elsewhere in this prospectus supplement or the accompanying prospectus or in our SEC filings incorporated herein by reference, if they are realized, could materially adversely affect our business, financial condition, and results of operations.  Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us.  In any such case, you could lose all or a portion of your original investment.
 Risks Related to this Offering and Ownership of Our Common Stock

The price of our common stock may be volatile, which may result in losses for investors.

The market price for shares of our common stock has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future.  These factors include:
•	announcements of developments related to our business,
•	fluctuations in our results of operations,
•	sales of substantial amounts of our securities into the marketplace,
•	general conditions in our banking niche or the worldwide economy,
•	a shortfall in revenues or earnings compared to securities analysts’ expectations,
•	lack of an active trading market for the common stock,
•	changes in analysts’ recommendations or projections,
•	an announcement by us of new acquisitions or other projects, and
•	negative evaluation by the Federal Reserve of our compliance with the Consent Order or other regulatory action against us.
The market price of our common stock may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance.  General market price declines or market volatility in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.
 Our common stock is thinly traded, and thus an investor’s ability to sell shares or purchase additional shares of our common stock will be limited, and the market price at any time may not reflect true value.

An investor’s ability to sell shares of our common stock or purchase additional shares largely depends upon the existence of an active market for the common stock.  Our common stock is quoted on Nasdaq, but the volume of trades on any given day is relatively light, and an investor consequently may be unable to find a buyer for shares it wishes to sell or a seller of additional shares it wishes to purchase.  In addition, a fair valuation of the purchase or sales price of a share of common stock also depends upon active trading, and thus the price an investor receives for a relatively thinly traded stock, such as our common stock, may not reflect its true value.

This offering is expected to be dilutive.

Giving effect to the issuance of common stock in this offering, the receipt of the expected net proceeds and the use of those proceeds, we expect that this offering will have a dilutive effect on our earnings per share and funds from operations per share for the years in which we issue shares in this offering.  The actual amount of dilution cannot be determined at this time and will be based on numerous factors.
We may issue additional equity securities, or engage in other transactions which could dilute our book value or affect the priority of the common stock, which may adversely affect the market price of our common stock.

Notwithstanding this offering, our board of directors may determine from time to time that we need to raise additional capital by issuing additional shares of our common stock or other securities.  We are not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock.  Because our decision to issue securities in any future offering may depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future offerings, or the prices at which such offerings may be effected.  Such offerings could be dilutive to common stockholders.  New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, our then-current common stockholders.  Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both.  Holders of our common stock are not entitled to preemptive rights or other protections against dilution.
 Shares of our common stock are equity interests and are subordinate to our existing and future indebtedness and any future issuances of preferred stock and effectively subordinated to all the indebtedness and other non-common equity claims against our subsidiaries.

Shares of our common stock are equity interests in Meta Financial and do not constitute indebtedness.  As such, shares of our common stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in our liquidation.  Our board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of the holders of our common stock, and we may in the future incur additional debt.  Upon liquidation of the Company, lenders and holders of our debt securities and preferred stock would receive distributions of our available assets prior to holders of our common stock.  Furthermore, our right to participate in a distribution of assets upon any of our subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors, including bank depositors and holders of any preferred stock outstanding at such time.
Our certificate of incorporation, as amended, our amended and restated bylaws and certain banking laws may have an anti-takeover effect.

Provisions of our certificate of incorporation, as amended, and our amended and restated bylaws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire the Company, even if doing so would be perceived to be beneficial by our stockholders.  The combination of these provisions may prohibit a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our common stock.
Our management team may invest or spend the net proceeds of this offering in ways with which you may not agree or in ways that may not yield a significant return.

Our management will have broad discretion over the use of net proceeds from this offering.  We intend to add the net proceeds from this offering to our general corporate funds, which may be used for capital support for organic growth, investments in or advances to subsidiaries, acquisitions of bank or nonbank entities, upcoming Basel III requirements, dividends, debt reduction or debt refinancing, and other general corporate purposes.  As a result, our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.  The net proceeds may be used for corporate purposes that may not improve our operating results or enhance the value of our common stock.

Reduction or elimination of our quarterly cash dividend could have an adverse impact on the market price of our common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments.  Although we have historically declared cash dividends on our common stock, we are not required to do so.  In the future, we may reduce or eliminate our common stock dividend.  This could adversely affect the market price of our common stock.  The payment of dividends from the Bank to us may provide additional funds for the payment of dividends to our stockholders, however, these dividends are currently subject to regulatory approval prior to declaration and payment.
An investment in our common stock is not an insured deposit.

Our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund, or by any other public or private entity.  An investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus supplement, the accompanying prospectus and in our SEC filings incorporated herein by reference, and is subject to market forces that affect the price of common stock in any company.  As a result, if you acquire our common stock, you may lose some or all of your investment.
USE OF PROCEEDS
The net proceeds from our sale of shares of common stock in this offering will be added to our general corporate funds and may be used for:
•	capital support for organic growth (which includes accelerating growth in our MPS division, planned nationwide expansion of AFS/IBEX, as well as continued growth in our retail bank segment);
•	investments in or advances to subsidiaries;
•	acquisitions of bank or nonbank entities;
•	upcoming Basel III requirements;
•	dividends;
•	debt reduction or debt refinancing; and
•	other general corporate purposes.
Until the net proceeds have been used, they may be temporarily invested in securities or held in deposits of our subsidiary bank.  Under the Company’s Consent Order with the Federal Reserve, the Company must confirm that the Federal Reserve does not object to certain of the potential uses of proceeds (e.g., capital distributions and debt reduction or refinancing) before deploying the proceeds for such purposes. While the Federal Reserve has not objected to any requested capital distribution (including dividends payable) since inception of the Company’s Consent Order with the Federal Reserve, there can be no assurances that the Federal Reserve will not object to any of the Company’s requested uses of capital in the future, including payment of dividends.

MARKET FOR COMMON STOCK AND DIVIDENDS
Our common stock is listed on Nasdaq under the symbol “CASH.”  As of December 16, 2014, there were 6,193,879 shares of common stock outstanding, held by approximately 153 stockholders of record.
The following table sets forth, for the periods indicated, the high and low sales prices per share for the common stock as reported on Nasdaq and the amount of the quarterly cash dividend paid per share of common stock.
Quarter Ended:	High	Low	Dividend Per Share
December 31, 2014 (through December 16, 2014)	$38.47	$33.88	$0.13

September 30, 2014	$40.98	$34.16	$0.13
June 30, 2014	$45.51	$34.42	$0.13
March 31, 2014	$46.38	$37.45	$0.13
December 31, 2013	$41.05	$35.71	$0.13

September 30, 2013	$39.82	$26.00	$0.13
June 30, 2013	$27.69	$25.52	$0.13
March 31, 2013	$27.00	$22.50	$0.13
December 31, 2012	$25.00	$22.25	$0.13

Dividends.  The Company has paid a quarterly cash dividend on its common stock since December 1994.  The payment of dividends is subject to legal and regulatory restrictions as well as a requirement for prior approval by the Federal Reserve pursuant to the Company’s Consent Order with the Federal Reserve.  Any payment of dividends in the future will depend, in large part, on the Company’s earnings, capital requirements, financial condition, regulatory review and other factors considered relevant by the Company’s board of directors.
Federal regulations govern the permissibility of capital distributions by a federal savings association.  Pursuant to the Dodd-Frank Act, savings associations that are part of a savings and loan holding company structure must now file a notice of a declaration of a dividend with the Federal Reserve.  In the case of cash dividends, OCC regulations require that federal savings associations that are subsidiaries of a stock savings and loan holding company must file an informational copy of that notice with the OCC at the same time the notice is filed with the Federal Reserve.  OCC regulations further set forth the circumstances under which a federal savings association is required to submit an application or notice before it may make a capital distribution.
A federal savings association proposing to make a capital distribution is required to submit an application to the OCC if:  the association does not qualify for expedited treatment pursuant to criteria set forth in OCC regulations; the total amount of all of the association’s capital distributions (including the proposed capital distribution) for the applicable calendar year exceeds the association’s net income for that year to date plus the association’s retained net income for the preceding two years; the association would not be at least adequately capitalized following the distribution; or the proposed capital distribution would violate a prohibition contained in any applicable statute, regulation, or agreement between the association and the OCC or the Company’s and Bank’s former regulator, the OTS, or violate a condition imposed on the association in an application or notice approved by the OCC or the OTS.
A federal savings association proposing to make a capital distribution is required to submit a prior notice to the OCC if:  the association would not be well-capitalized following the distribution; the proposed capital distribution would reduce the amount of or retire any part of the association’s common or preferred stock or retire any part of debt instruments such as notes or subordinate debentures included in the association’s capital (other than regular payments required under a debt instrument); or the association is a subsidiary of a savings and loan holding company; however, where a savings association subsidiary of a stock savings and loan holding company is proposing to pay a cash dividend only an informational filing is required.

Each of the Federal Reserve and OCC have primary reviewing responsibility for the applications or notices required to be submitted to them by savings associations relating to a proposed distribution.  The Federal Reserve may disapprove of a notice, and the OCC may disapprove of a notice or deny an application, if:
•	the savings association would be undercapitalized, significantly undercapitalized or critically undercapitalized following the distribution;
•	the proposed distribution raises safety and soundness concerns; or
•	the proposed distribution violates a prohibition contained in any statute, regulation, enforcement action or agreement between the savings association (or its holding company, in the case of the Federal Reserve) and the entity’s primary federal regulator, or a condition imposed on the savings association (or its holding company, in the case of the Federal Reserve) in an application or notice approved by the entity’s primary federal regulator.
Under current regulations, the Bank is not permitted to pay dividends on its stock if its regulatory capital would fall below the amount required for the liquidation account established to provide a limited priority claim to the assets of the Bank to qualifying depositors at March 31, 1992, who continue to maintain deposits at the Bank after its conversion from a federal mutual savings and loan association to a federal stock savings bank pursuant to its Plan of Conversion adopted August 21, 1991.
During the fiscal year ended September 30, 2014, the Bank did not pay any cash dividends to the Company, as the Company utilized existing cash holdings for payment of dividends to the Company’s stockholders and other holding company expenses.  It should also be noted that the OCC proposed new capital distribution rules in June 2014 which have not been finalized as of the date of this prospectus supplement.  If adopted as proposed, a federal savings association must meet the OCC’s definition of an “eligible savings association” for expedited review of such an application or notice, among other requirements.  The Company believes the Bank would meet the proposed definition of “eligible savings association.”
DESCRIPTION OF OUR COMMON STOCK
The 13,000,000 shares of capital stock authorized by the Company’s Certificate of Incorporation, as amended, are divided into two classes, consisting of 10,000,000 shares of common stock (par value $.01 per share) authorized, of which, as of December 16, 2014, 6,193,879 shares were outstanding and 561,307 shares were reserved for issuance upon the exercise of outstanding stock options, and 3,000,000 shares of preferred stock (par value $.01 per share), of which none have been issued.  Our common stock is currently traded on the NASDAQ Global Select Market under the symbol “CASH.”
 Each share of our common stock has the same relative rights and is identical in all respects with each other share of our common stock.  Our common stock represents non-withdrawable capital, is not of an insurable type, and is not insured by the FDIC.
Each common stockholder is entitled to one vote for each share held on all matters voted upon by stockholders, subject to the restrictions on acquisitions of stock and related takeover defensive provisions set forth in our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws (see below for a summary).If the Company issues preferred stock, holders of the preferred stock may also possess voting rights.
The following summary is not complete.  You should refer to the applicable provision of our Certificate of Incorporation, as amended, and Amended and Restated Bylaws and to the Delaware General Corporation Law (“DGCL”) for a complete statement of the terms and rights of our common stock.
Liquidation or Dissolution.  In the event of the liquidation or dissolution of the Company, the holders of our common stock are entitled to receive — after payment or provision for payment of all debts and liabilities of the Company (including all deposits in the Bank and accrued interest thereon) and after the distribution to certain eligible account holders who continue their deposit accounts at the Bank — all assets of the Company available for distribution, in cash or in kind.  If the Company issues preferred stock, the holders thereof may have a priority interest over the holders of our common stock in the event of liquidation or dissolution.

No Preemptive Rights.  Holders of our common stock are not entitled to preemptive rights with respect to any shares of our common stock which may be issued.  Our common stock is not subject to call for redemption and each outstanding share of our common stock is fully paid and nonassessable.
Dividends.  The board of directors of the Company (or an authorized committee thereof) has the power to declare dividends from time to time as permitted by applicable law.  The board of directors may fix a record date, which shall not be more than sixty (60) days prior to the date on which a dividend is to be paid, for determining stockholders entitled to receive payment of such dividend, provided that if no record date is fixed by the board of directors in connection with the declaration of a dividend, the record date shall be at the close of business on the day on which the board of directors adopts a resolution declaring such dividend.
Unissued Stock.  The authorized but unissued and unreserved shares of our common stock are available for general corporate purposes including, but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future underwritten or other public offering or under an employee stock ownership plan.  Except as described above, or as otherwise required to approve the transaction in which the additional authorized shares of our common stock would be issued, no stockholder approval will be required for the issuance of these shares of our common stock.  The board of directors of the Company, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Company’s common stock.
Transfer Agent.  Our transfer agent for the common stock is Computershare Trust Company, N.A.
Certain Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions.  The following discussion is a general summary of certain material provisions in our Certificate of Incorporation, as amended, and Amended and Restated Bylaws, which may be deemed to have an “anti-takeover” effect and could potentially discourage or even prevent a bid for the Company, which might otherwise result in stockholders receiving a premium for their stock.
Our Certificate of Incorporation, as amended, provides that the board of directors of the Company will be divided into three classes, with directors in each class elected for three-year staggered terms.  Thus, it would take two annual elections to replace a majority of the board of directors.  The size of our board of directors may be increased or decreased only by a majority vote of the board of directors and any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office.  The stockholders of the Company do not have cumulative voting rights in the election of directors and a director may only be removed for cause by the affirmative vote of 75% of the shares of stock eligible to vote.  Our Amended and Restated Bylaws further provides that to be eligible to serve as a director, persons must meet certain eligibility criteria.  Our Amended and Restated Bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.
Our Certificate of Incorporation, as amended, further provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.
Our Certificate of Incorporation, as amended, further provides that a special meeting of our stockholders may be called only pursuant to a resolution adopted by a majority of the board of directors.
Our Certificate of Incorporation, as amended, also authorizes our board of directors to issue preferred stock from time to time in one or more series subject to applicable provisions of law.  In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the board of directors does not approve, it might be possible for our board of directors to authorize the issuance of a series of our preferred stock with rights and preferences that would impede the completion of such a transaction.

Our Certificate of Incorporation, as amended, further provides that in no event shall any record owner of any outstanding common stock which is beneficially owned (pursuant to Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of our common stock (the “Limit”) be entitled or permitted to any vote in respect of the shares of our common stock held in excess of the Limit.
Our Certificate of Incorporation, as amended, also requires that certain business combinations, as defined therein, between the Company (or any majority-owned subsidiary thereof) and a 10% or more stockholder or other “interested stockholder” either (1) be approved by at least 75% of the total number of outstanding shares of our voting stock, voting as a single class, (2) be approved by a majority of the disinterested directors of the board of directors or (3) involve consideration per share of stock generally equal to that paid by such 10% stockholder when it acquired its block of stock.
Our Certificate of Incorporation, as amended, further provides that purchases by the Company of any of the Company’s equity securities traded on a public exchange or system from a 5% or more stockholder must be approved by at least 75% of the total number of outstanding shares of our voting stock (not counting the stock held by the proposed selling stockholder), unless such purchase is made (1) in connection with a tender or exchange offer applicable to all holders of the same securities, (2) under an open market purchase program approved by a majority of the disinterested directors of the board of directors of the Company, or (3) at no more than the market price and with the approval of a majority of the disinterested directors of the board of directors of the Company.
Finally, amendments to our Certificate of Incorporation, as amended, must be approved by our board of directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 75% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; director liability; certain business combinations; power of indemnification; certain voting limitations, and amendments to provisions relating to the foregoing in our Certificate of Incorporation, as amended).  Our Amended and Restated Bylaws may be amended by a majority of the board of directors or the affirmative vote of at least 75% of the total votes eligible to be voted at a duly constituted meeting of stockholders.
PLAN OF DISTRIBUTION
We have entered into a sales agency agreement with Sandler O’Neill, dated December [•], 2014, under which we may issue and sell from time to time shares of our common stock having an aggregate offering price of up to $26,000,000 through Sandler O’Neill as our sales agent.  Sales of the shares of our common stock, if any, under this prospectus supplement and the accompanying prospectus will be made in “at the market” offerings, as defined in Rule 415 of the Securities Act, including:  sales made by means of ordinary brokers’ transactions on the Nasdaq or other transactions at market prices prevailing at the time of the sale; at prices related to the prevailing market prices; or at negotiated prices.  As sales agent, Sandler O’Neill will not engage in any stabilizing transactions in our common stock in violation of Rule 104 of Regulation M.
Sandler O’Neill will offer our common stock subject to the terms and conditions of the sales agency agreement on a daily basis or as otherwise agreed upon by us and Sandler O’Neill.  Upon its acceptance of written instructions from us, Sandler O’Neill will use its commercially reasonable efforts as our sales agent to sell on our behalf all of the designated shares of our common stock under the terms and subject to the conditions set forth in the sales agency agreement.  We will instruct Sandler O’Neill as to the amount of common stock to be sold by it.  We may instruct Sandler O’Neill not to sell common stock if the sales cannot be effected at or above the price designated by us in any instruction.  We or Sandler O’Neill may suspend the offering of our common stock under the sales agency agreement under certain circumstances by notifying the other party.

Sandler O’Neill will receive from us a commission equal to 2.0% of the gross sales price per share for any shares sold through it as our sales agent under the sales agency agreement.  The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such shares.  We have agreed to reimburse Sandler O’Neill up to $150,000 for the reasonable out-of-pocket expenses incurred by them in connection with the offering (regardless of whether the sale of the common stock is consummated), including without limitation, disbursements, fees and expenses of Sandler O’Neill’s legal counsel, reasonably incurred, and travel expenses.  We estimate that the total expenses of the offering payable by us, including up to $150,000 of the reimbursable out-of-pocket expenses of Sandler O’Neill, but excluding commissions payable to Sandler O’Neill under the sales agency agreement, will be approximately $200,000.  Sandler O’Neill will provide written confirmation to us following the close of trading on the Nasdaq each day in which shares of common stock are sold by it for us under the sales agency agreement.  Each confirmation will include the number of shares sold on that day, the gross sales price per share, the net proceeds to us and the commissions paid by us to Sandler O’Neill in connection with the sales of common stock.
Settlement for sales of shares of our common stock will occur, unless the parties agree otherwise, on the third business day following the date on which any sales were made in return for the sales price therefor.  There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
Under the terms of the sales agency agreement, we may also sell shares of our common stock to Sandler O’Neill, as principal for its own account at prices agreed upon at the time of sale.  If we sell shares to Sandler O’Neill as principal or other than in accordance with the sales agency agreement, we will enter into a separate agreement with Sandler O’Neill, and we will describe such agreement in a separate prospectus supplement or pricing supplement.  We will report in a prospectus supplement and/or our filings under the Exchange Act at least quarterly, the number of shares of our common stock sold through Sandler O’Neill under the sales agency agreement, the net proceeds to us and the commissions paid by us to Sandler O’Neill in connection with the sales of our common stock.
In connection with the sale of common stock on our behalf, Sandler O’Neill may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Sandler O’Neill may be deemed to be underwriting commissions.  We have agreed in the sales agency agreement to indemnify Sandler O’Neill against certain specified liabilities, including liabilities under the Securities Act, or to contribute to payments that Sandler O’Neill may be required to make because of those liabilities.
In the ordinary course of their business, Sandler O’Neill and/or its affiliates have engaged and may engage in commercial and investment banking transactions, financial advisory and other transactions with us.  In connection with such transactions, they have received, or may receive, customary compensation and expenses.  To the extent required by Regulation M, Sandler O’Neill will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement.
The offering of shares of our common stock pursuant to the sales agency agreement will terminate upon the earlier of (1) the sale of all shares of common stock subject to the sales agency agreement and (2) the termination of the sales agency agreement by us or by Sandler O’Neill.
LEGAL MATTERS
The validity of the shares of common stock offered hereby and selected other legal matters in connection with the offering will be passed upon for us by the law firm of Katten Muchin Rosenman LLP.  Manatt Phelps & Phillips, LLP will pass upon certain legal matters for Sandler O’Neill.
EXPERTS
The consolidated financial statements of Meta Financial Group, Inc. as of September 30, 2014 and 2013, and for each of the years in the three-year period ended September 30, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2014, which are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  We also file these documents with the SEC electronically.  You can access the electronic versions of these filings on the SEC’s internet website found at http://www.sec.gov.  You may also obtain free copies of the documents we have filed with the SEC (other than exhibits to such documents unless we specifically incorporate by reference an exhibit in this prospectus supplement) by contacting Corporate Secretary, Meta Financial Group, Inc., 5501 South Broadband Lane, Sioux Falls, South Dakota 57108, telephone (605) 782-1767, or from our internet website at http://www.metafinancialgroup.com.  The information found on the Company’s website is not incorporated by reference in this prospectus supplement as a result of the preceding cross‑reference.
We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement.  This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement.  Whenever a reference is made in this prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits and schedules that are a part of the registration statement for a copy of the contract or other document.  You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, DC, as well as through the SEC’s internet website.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus supplement.  This means that we can disclose important information by referring you to another document filed separately with the SEC.  The information that we incorporate by reference is deemed to be a part of this prospectus supplement, except for any information that is superseded by information that is included directly in this prospectus supplement.  This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC.  The documents contain important information about us.
Our SEC Filings (File No. 000-22140)	Period or Filing Date
Annual Report on Form 10-K	Year ended September 30, 2014 (including the information incorporated by reference therein from our definitive proxy statement filed with the SEC on December 16, 2014);

Current Reports on Form 8-K
Filed on July 18, 2011, October 14, 2014, October 27, 2014, October 30, 2014, November 24, 2014 and December 3, 2014 (excluding all information furnished in such reports under Item 2.02 or Item 7.01); and

Registration Statement on Form 8-A	July 29, 1993

We also incorporate by reference additional documents that we will file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the termination of the offering (other than portions of the documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and exhibits furnished on such form that relate to such items, unless otherwise indicated therein).  Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements on Schedule DEF 14A.

Documents which we incorporate by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus supplement.  You may obtain documents incorporated by reference in this prospectus supplement by requesting them in writing or by telephone from us at:
Meta Financial Group, Inc.
Attention:  Corporate Secretary
5501 South Broadband Lane
Sioux Falls, South Dakota 57108
 (605) 782-1767

PROSPECTUS
Meta Financial Group, Inc.
$40,000,000
Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Units

 _______________________
Meta Financial Group, Inc. may offer, issue and sell, from time to time, in one or more offerings, the securities described in this prospectus.
These securities may be offered or sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continued or delayed basis.
We will provide the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus.  These securities cannot be sold unless this prospectus is accompanied by a prospectus supplement.  You should read this prospectus and the applicable prospectus supplement carefully before you invest.
The principal executive offices of Meta Financial Group, Inc. are located at 5501 South Broadband Lane, Sioux Falls, South Dakota 57108, and the telephone number is (712) 732-4117.
The shares of the common stock of Meta Financial Group, Inc. are listed on the Nasdaq Global Market under the symbol “CASH.”  On June 7, 2013, the closing price of Meta Financial Group, Inc.’s common stock was $26.82 per share.
_______________________
You should refer to the risk factors that may be included in a prospectus supplement and in our periodic reports and other information that we file with the U.S. Securities and Exchange Commission and carefully consider that information before buying our securities.  See “Risk Factors” on page 3.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
_______________________
THE SECURITIES WILL BE EQUITY SECURITIES IN OR UNSECURED OBLIGATIONS OF META FINANCIAL GROUP, INC. AND WILL NOT BE SAVINGS ACCOUNTS OR DEPOSITS IN OUR SUBSIDIARY BANK, WILL NOT BE GUARANTEED BY OUR SUBSIDIARY BANK AND, UNLESS SPECIFIED IN A PROSPECTUS SUPPLEMENT, WILL NOT BE INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
This prospectus is dated June 7, 2013.

Page
ABOUT THIS PROSPECTUS	1

WHERE YOU CAN FIND MORE INFORMATION	1

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	2

RISK FACTORS	2

FORWARD-LOOKING STATEMENTS	3

META FINANCIAL GROUP, INC.	3

CERTAIN REGULATORY CONSIDERATIONS	4

USE OF PROCEEDS	4

RATIO OF EARNINGS TO FIXED CHARGES	5

DESCRIPTION OF THE SECURITIES WE MAY OFFER	5

DESCRIPTION OF SENIOR AND SUBORDINATED DEBT SECURITIES	5

DESCRIPTION OF COMMON STOCK	7

DESCRIPTION OF PREFERRED STOCK	9

DESCRIPTION OF DEPOSITARY SHARES	10

DESCRIPTION OF WARRANTS	10

DESCRIPTION OF UNITS	11

PLAN OF DISTRIBUTION	12

LEGAL MATTERS	13

EXPERTS	14

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process.  Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings.
This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  Such prospectus supplement may also add, update or change information contained in this prospectus.  If there is any inconsistency between the information in the prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement.  You should read the information in this prospectus and the applicable prospectus supplement together with the additional information incorporated by reference herein as provided for under the heading “Incorporation of Certain Information by Reference.”
You should rely only on the information incorporated by reference or provided in this prospectus and any relevant prospectus supplement.  We have not authorized anyone to provide you with different information.  We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation.  You should not assume that the information in this prospectus, in any prospectus supplement or in any document incorporated by reference is accurate as of any date other than the date on the front of the document that contains the information.
Any of the securities described in this prospectus and in a prospectus supplement may be convertible or exchangeable into other securities that are described in this prospectus or which will be described in a prospectus supplement or may be issued separately, together or as part of a unit consisting of two or more securities, which may or may not be separate from one another.  These securities may include new or hybrid securities developed in the future that combine features of any of the securities described in this prospectus.
The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus.  You can find the registration statement at the SEC’s website or at the SEC office mentioned under the heading “Where You Can Find More Information.”
Unless the context otherwise indicates, the terms “us,” “we,” “Meta Financial” and the “Company” refer to Meta Financial Group, Inc. and our subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  We also file these documents with the SEC electronically.  You can access the electronic versions of these filings on the SEC’s internet website found at http://www.sec.gov.  You may also obtain free copies of the documents we have filed with the SEC (other than exhibits to such documents unless we specifically incorporate by reference an exhibit in this prospectus) by contacting Corporate Secretary, Meta Financial Group, Inc., 5501 South Broadband Lane, Sioux Falls, South Dakota 57108, telephone (712) 732-4117, or from our internet website athttp://www.metabank.com.  The information found on the Company’s website is not incorporated by reference in this prospectus as a result of the preceding cross-reference.
This prospectus is a part of a Registration Statement on Form S-3.  This prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.  For further information about us and the securities offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus.  This means that we can disclose important information by referring you to another document filed separately with the SEC.  The information that we incorporate by reference is deemed to be a part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus.  This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC.  The documents contain important information about us.
Our SEC Filings (File No. 000-22140)	Period or Filing Date
Annual Report on Form 10-K	Year ended September 30, 2012;

Quarterly Reports on Form 10-Q	Quarters ended December 31, 2012; March 31, 2013;

Current Reports on Form 8-K	Filed on July 18, 2011 October 1, 2012, November 16, 2012, December 7, 2012, December 21, 2012, January 22, 2013, February 6, 2013, February 25, 2013, May 2, 2013, May 28, 2013 and June 7, 2013; and

Registration Statement on Form 8-A	July 29, 1993

We also incorporate by reference additional documents that we will file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this document and prior to the effectiveness of the registration statement, and those documents we file on or after the date of this prospectus and prior to the termination of the offering.  Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements on Schedule DEF 14A.
Documents which we incorporate by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus.  You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at:
Meta Financial Group, Inc.
Attention:  Corporate Secretary
5501 South Broadband Lane
Sioux Falls, South Dakota 57108
 (712) 732-4117
RISK FACTORS
Investing in our securities involves risk.  Please see the “Risk Factors” section in our most recent Annual Report on Form 10-K, along with any disclosure related to the risk factors contained in our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, as updated by our future filings with the SEC.  Before making an investment decision, you should carefully consider these risks as well as all other information contained or incorporated by reference in this prospectus.  Risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of our securities.  The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents that are incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  You can identify forward‑looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning.  You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information.  These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address, among others, the following subjects:  future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MetaBank™ (the “Bank”) or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company’s employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third-party vendors; the scope of restrictions and compliance requirements imposed by the supervisory directives and/or the Consent Orders entered into by the Company and the Bank with the Office of Thrift Supervision (the functions of which were transferred to the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve) and any other such regulatory actions which may be initiated; the impact of changes in financial services’ laws and regulations, including but not limited to laws and regulations promulgated or administered by the OCC, the Federal Reserve, and the Bureau of Consumer Financial Protection and our relationship with the same; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.
The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.
META FINANCIAL GROUP, INC.
Meta Financial, a registered unitary savings and loan holding company regulated by the Federal Reserve, is a Delaware corporation, the principal assets of which are all the issued and outstanding shares of the Bank, a federal savings bank regulated by the OCC.  Meta Financial’s headquarters is located at 5501 South Broadband Lane in Sioux Falls, South Dakota.  Unless the context otherwise requires, references herein to Meta Financial include Meta Financial and the Bank, and all subsidiaries on a consolidated basis.
The Bank is a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves and a payments company that provides services nationwide.  The principal business of the Bank has historically consisted of attracting retail deposits from the general public and investing those funds primarily in one- to four-family residential, commercial and multi-family real estate, agricultural operations and real estate, construction, and consumer and commercial business loans primarily in the Bank’s market areas.  The Bank also purchases loan participations, mortgage-backed securities and other investments permissible under applicable regulations.  The Bank’s home office is located at 121 East Fifth Street in Storm Lake, Iowa.
The Bank has four market areas and the Meta Payment Systems®, or MPS, division:  Northwest Iowa (“NWI”), Brookings, Central Iowa (“CI”) and Sioux Empire (“SE”).NWI operates two offices in Storm Lake, Iowa.  Brookings operates one office in Brookings, South Dakota.CI operates a total of six offices in Iowa:  Des Moines (3), West Des Moines (2) and Urbandale.SE operates three offices and one administrative office in Sioux Falls, South Dakota.  MPS, which offers prepaid cards and other payment industry products and services nationwide, operates out of Sioux Falls, South Dakota and has an administrative office in Omaha, Nebraska.  The Company also has a total of twelve full-service branch offices, and one non-retail service branch in Memphis, Tennessee.

In 2004, the Bank created the MPS division, which issues various prepaid cards and consumer credit products, sponsors ATMs in various debit networks and offers other payment industry products and services.  MPS generates fee income and low- and no-cost deposits for the Bank through its activities.
The Company’s revenues are derived primarily from interest on commercial and residential mortgage loans, mortgage-backed securities, agricultural real estate and operating loans, consumer loans, commercial operating loans and other investments (including corporate and municipal bonds), revenue from service charges, loan origination fees and loan servicing activities, and revenue generated through the activities of MPS.
CERTAIN REGULATORY CONSIDERATIONS
General
As a savings and loan holding company under the Savings and Loan Holding Company Act, we are subject to the comprehensive supervision, examination, and regulation of the Federal Reserve.  Similarly our primary subsidiary, MetaBank, is subject to comprehensive supervision, examination and regulation of, the Office of the Comptroller of the Currency (the “OCC”), its primary federal regulator, and by the Federal Deposit Insurance Corporation (“FDIC”), which insures its deposits up to applicable limits.
For a discussion of the material elements of the regulatory framework applicable to thrift holding companies and their subsidiaries, and specific information relevant to us, please refer to our Annual Report on Form 10-K for the year ended September 30, 2012, which is incorporated by reference in this prospectus, and any subsequent reports we file with the SEC that are so incorporated.  This regulatory framework is intended primarily for the protection of depositors and other clients of banking subsidiaries, the FDIC and the banking system as a whole, not for the protection of investors.
USE OF PROCEEDS
Unless we indicate a different use in an accompanying prospectus supplement, the net proceeds from our sale of the offered securities will be added to our general corporate funds and may be used for:
•	debt reduction or debt refinancing;
•	investments in or advances to subsidiaries;
•	acquisitions of bank and nonbank subsidiaries;
•	repurchase of shares of our common stock or other securities; and
•	other general corporate purposes.
Until the net proceeds have been used, they may be temporarily invested in securities or held in deposits of our subsidiary bank.
The applicable prospectus supplement will provide more details on the use of proceeds of any specific offering.

RATIO OF EARNINGS TO FIXED CHARGES
The following table shows our ratio of consolidated earnings to fixed charges for the six months ended March 31, 2013 and 2012 and each of our last five years:
Six Months Ended March 31,		Year Ended September 30,
2013	2012	2012	2011	2010	2009	2008

5.10x	10.71x	7.53x	2.56x	4.04x	0.79x	0.80x

For the purpose of computing the above ratios, earnings consist of pre-tax income (loss), distributed equity income of affiliated companies and fixed charges, less capitalized interest and net income – noncontrolling interests.  Fixed charges consists of interest expense, capitalized interest and the portion of rental expense which represents interest factor.
DESCRIPTION OF THE SECURITIES WE MAY OFFER
This prospectus contains summary descriptions of the senior and subordinated debt securities, common stock, preferred stock, depositary shares, warrants and units that we may offer from time to time.  These summary descriptions are not meant to be complete descriptions of each security.  The particular terms of any security will be described in the applicable prospectus supplement and other offering material.  The applicable prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.
DESCRIPTION OF SENIOR AND SUBORDINATED DEBT SECURITIES
The following is a description of the material features, terms and provisions of debt securities that we may offer.  This summary does not purport to be exhaustive and may not contain all the information that is important to you.  Therefore, you should read the applicable prospectus supplement relating to those debt securities and any other offering materials that we may provide.
We may issue debt securities from time to time in one or more series.  We may issue senior debt securities or subordinated debt securities under separate indentures, which may be supplemented or amended from time to time.  Senior debt securities would be issued under a senior indenture and subordinated debt securities would be issued under a subordinated indenture.  The senior debt indenture and subordinated debt indenture are referred to individually in this prospectus as the indenture, and collectively as the indentures.
The particular terms of a series of debt securities will be described in a prospectus supplement relating to such series of debt securities.  The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following their execution.  Unless otherwise stated in the applicable prospectus supplement, we will not be limited in the amount of debt securities that we may issue, and neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets.  Thus, by owning debt securities, you are one of our unsecured creditors.
We are a holding company and conduct substantially all of our operations through our subsidiary bank.  As a result, claims of holders of debt securities will generally have a junior position to claims of creditors of the Bank.  In addition, our right to participate as a stockholder in any distribution of assets of our subsidiary (and thus the ability of holders of debt securities to benefit from such distribution as our creditors) is junior to creditors of such subsidiary, including depositors of the Bank.
The indentures, and any supplemental indentures, will contain the full legal text of the matters described in this section of the prospectus.  Because this section is a summary, it does not describe every aspect of the debt securities or any applicable indentures or supplemental indenture.  This summary is therefore subject to and is qualified in its entirety by reference to all the provisions of any applicable indenture or supplemental indenture, including any definitions of terms used in such indenture.  Your rights will be defined by the terms of any applicable indenture or supplemental indenture, not the summary provided herein.  This summary is also subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or supplements.

The debt securities may be denominated and payable in U.S. dollars.  We may also issue debt securities, from time to time, with the principal amount, interest or other amounts payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices, indices or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance.  In addition, we may issue debt securities as part of any units issued by us.  All references in this prospectus or any prospectus supplement to other amounts will include premiums, if any, other cash amounts payable under the applicable indenture, and the delivery of securities or baskets of securities under the terms of the debt securities.  Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate.
We will set forth in the applicable prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our preferred stock, common stock or other securities.  We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option.  We may include provisions pursuant to which the number of shares of our preferred stock, common stock or other securities that holders of the series of debt securities receive would be subject to adjustment.
The applicable prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities.  The description will, to the extent applicable, include:
•	the title and form of the debt securities;
•	the ranking of the debt securities as compared to other debt;
•	the aggregate principal amount of the debt securities or the series of which they are a part;
•	the person or persons to whom any principal or interest on a debt security of the series will be paid;
•	the date or dates on which we must repay the principal;
•	the rate or rates at which the debt securities will bear interest;
•	the date or dates from which interest will accrue, and the dates on which we must pay interest;
•	the place or places where we must pay the principal and any premium or interest on the debt securities;
•	the terms and conditions on which the debt securities may be convertible into other securities;
•	whether the debt securities are entitled to the benefit of any sinking fund;
•	the identity of the trustee;
•	the terms and conditions on which we may redeem any debt security, if at all;
•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;
•	the denominations in which we may issue the debt securities;
•	the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;
•	the currency in which we will pay the principal of and any premium or interest on the debt securities;
•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•
the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•	whether the debt securities are defeasible and the terms of such defeasance; and
•
any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable.

Some of the debt securities may be issued as original issue discount debt securities.  Original issue discount securities bear no interest or bear interest at below market rates and will be sold at a discount below their stated principal amount.  A prospectus supplement relating to an issue of original issue discount securities will contain information relating to United States federal income tax, accounting, and other special considerations applicable to original issue discount securities.
DESCRIPTION OF COMMON STOCK
Under our Certificate of Incorporation, as amended, we are authorized to issue up to 10,000,000 shares of common stock, par value $.01 per share.  As of June 6, 2013, there were 5,576,099 shares of common stock outstanding, and an aggregate of 362,760 shares of common stock are reserved for issuance upon the exercise of outstanding stock options.  Our common stock is currently traded on the NASDAQ Global Market under the symbol “CASH.”
Each share of our common stock has the same relative rights and is identical in all respects with each other share of our common stock.  Our common stock represents non-withdrawable capital, is not of an insurable type and is not insured by the FDIC.
Each common stockholder is entitled to one vote for each share held on all matters voted upon by stockholders, subject to the restrictions on acquisitions of stock and related takeover defensive provisions set forth in our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws (see below for a summary).If the Company issues preferred stock, holders of the preferred stock may also possess voting rights.
The following summary is not complete.  You should refer to the applicable provision of our Certificate of Incorporation, as amended, and Amended and Restated Bylaws and to the Delaware General Corporation Law (“DGCL”) for a complete statement of the terms and rights of our common stock.
Liquidation or Dissolution.  In the event of the liquidation or dissolution of the Company, the holders of our common stock are entitled to receive — after payment or provision for payment of all debts and liabilities of the Company (including all deposits in the Bank and accrued interest thereon) and after the distribution to certain eligible account holders who continue their deposit accounts at the Bank — all assets of the Company available for distribution, in cash or in kind.  If the Company issues preferred stock, the holders thereof may have a priority interest over the holders of our common stock in the event of liquidation or dissolution.
No Preemptive Rights.  Holders of our common stock are not entitled to preemptive rights with respect to any shares of our common stock which may be issued.  Our common stock is not subject to call for redemption and each outstanding share of our common stock is fully paid and nonassessable.
Dividends.  The board of directors of the Company (or an authorized committee thereof) has the power to declare dividends from time to time as permitted by applicable law.  The board of directors may fix a record date, which shall not be more than sixty (60) days prior to the date on which a dividend is to be paid, for determining stockholders entitled to receive payment of such dividend, provided that if no record date is fixed by the board of directors in connection with the declaration of a dividend, the record date shall be at the close of business on the day on which the board of directors adopts a resolution declaring such dividend.

Unissued Stock.  The authorized but unissued and unreserved shares of our common stock are available for general corporate purposes including, but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future underwritten or other public offering or under an employee stock ownership plan.  Except as described above, or as otherwise required to approve the transaction in which the additional authorized shares of our common stock would be issued, no stockholder approval will be required for the issuance of these shares of our common stock.  The board of directors of the Company, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Company’s common stock.
Transfer Agent.  Our transfer agent for the common stock is Registrar and Transfer Company.
Certain Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions.  The following discussion is a general summary of certain material provisions in our Certificate of Incorporation, as amended, and Amended and Restated Bylaws, which may be deemed to have an “anti-takeover” effect and could potentially discourage or even prevent a bid for the Company, which might otherwise result in stockholders receiving a premium for their stock.
Our Certificate of Incorporation, as amended, provides that the board of directors of the Company will be divided into three classes, with directors in each class elected for three-year staggered terms.  Thus, it would take two annual elections to replace a majority of the board of directors.  The size of our board of directors may be increased or decreased only by a majority vote of the board of directors and any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office.  The stockholders of the Company do not have cumulative voting rights in the election of directors and a director may only be removed for cause by the affirmative vote of 75% of the shares of stock eligible to vote.  Our Amended and Restated Bylaws further provides that to be eligible to serve as a director, persons must meet certain eligibility criteria.  Our Amended and Restated Bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.
Our Certificate of Incorporation, as amended, further provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.
Our Certificate of Incorporation, as amended, further provides that a special meeting of our stockholders may be called only pursuant to a resolution adopted by a majority of the board of directors.
Our Certificate of Incorporation, as amended, also authorizes our board of directors to issue preferred stock from time to time in one or more series subject to applicable provisions of law.  In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the board of directors does not approve, it might be possible for our board of directors to authorize the issuance of a series of our preferred stock with rights and preferences that would impede the completion of such a transaction.
Our Certificate of Incorporation, as amended, further provides that in no event shall any record owner of any outstanding common stock which is beneficially owned (pursuant to Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, by a person who beneficially owns in excess of 10% of the then-outstanding shares of our common stock (the “Limit”) be entitled or permitted to any vote in respect of the shares of our common stock held in excess of the Limit.
Our Certificate of Incorporation, as amended, also requires that certain business combinations, as defined therein, between the Company (or any majority-owned subsidiary thereof) and a 10% or more stockholder either (1) be approved by at least 75% of the total number of outstanding shares of our voting stock, voting as a single class, (2) be approved by a majority of the disinterested directors of the board of directors or (3) involve consideration per share of stock generally equal to that paid by such 10% stockholder when it acquired its block of stock.

Our Certificate of Incorporation, as amended, further provides that purchases by the Company of any of the Company’s equity securities traded on a public exchange or system from a 5% or more stockholder must be approved by at least 75% of the total number of outstanding shares of our voting stock (not counting the stock held by the proposed selling stockholder), unless such purchase is made (1) in connection with a tender or exchange offer applicable to all holders of the same securities, (2) under an open market purchase program approved by a majority of the disinterested directors of the board of directors of the Company, or (3) at no more than the market price and with the approval of a majority of the disinterested directors of the board of directors of the Company.
Finally, amendments to our Certificate of Incorporation, as amended, must be approved by a two-thirds vote of our board of directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 75% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in our Certificate of Incorporation, as amended).Our Amended and Restated Bylaws may be amended by a majority of the board of directors or the affirmative vote of at least 75% of the total votes eligible to be voted at a duly constituted meeting of stockholders.
DESCRIPTION OF PREFERRED STOCK
Under our Certificate of Incorporation, as amended, we are authorized to issue up to 3,000,000 shares of preferred stock, par value $0.01 per share.  As of June 7, 2013, no shares of preferred stock were issued and outstanding.
Our board of directors has the authority, without further action by our stockholders, to issue from time to time the preferred stock in one or more series, and to fix the number of shares, designations, preferences, powers, and other rights and qualifications, limitations or restrictions as our board of directors may authorize, including:
•	the distinctive designation of each series and the number of shares that will constitute the series;
•	the voting rights, if any, of shares of the series and the terms and conditions of the voting rights;
•
the dividend rate on the shares of the series, the dates on which dividends are payable, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative, and the dates from and after which dividends shall accumulate;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;
•	the terms and conditions of a sinking or purchase fund for the purchase or redemption of shares of the series, if such a fund is provided;
•	any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of, or upon the distribution of any of our assets; and
•
the prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares of the series may be converted or exchanged into other securities, if the shares are convertible or exchangeable.

The particular terms of any series of preferred stock, and the transfer agent and registrar for that series, will be described in a prospectus supplement.  All preferred stock offered, when issued, will be fully paid and nonassessable.  Any material U.S. federal income tax consequences and other special considerations with respect to any preferred stock offered under this prospectus will also be described in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES
We may offer fractional interests in shares of our preferred stock, rather than full shares of preferred stock.  If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.
The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of such amount as may be set forth in the applicable prospectus supplement, which we refer to in this section as the depositary.  We will name the depositary in the applicable prospectus supplement.  Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share.  Those rights include any dividend, voting, redemption, conversion and liquidation rights.
The depositary shares will be evidenced by depositary receipts issued under the deposit agreement.  If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement.  Unless we specify otherwise in the applicable prospectus supplement, you will not be entitled to receive the whole shares of preferred stock underlying the depositary shares.
Unless otherwise provided in the applicable prospectus supplement or required by law, the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by an agreement between us and the depositary.  Unless otherwise provided in the applicable prospectus supplement or required by law, a deposit agreement may be terminated by either the depositary or us only if:
•	all outstanding depositary shares relating to the deposit agreement have been redeemed; or
•
there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of the related depositary receipts evidencing the depositary shares.

If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of depositary shares offered by that prospectus supplement.
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements.  We will pay charges of the depositary associated with the initial deposit and any redemption of the preferred stock.  Holders of depositary shares will pay transfer and other taxes and governmental charges, and any other charges that are stated to be their responsibility in the deposit agreement.
The depositary will forward to the holders of depositary shares all reports and communications that it receives from us, and that we are required to furnish to the holders of the preferred stock.  The description in the applicable prospectus supplement and other offering material of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares, and the terms of the underlying preferred stock.
DESCRIPTION OF WARRANTS
We may issue warrants in one or more series to purchase common stock, preferred stock, depositary shares, or any combination of those securities.  Warrants may be issued independently or together with the underlying securities, and may be attached to or separate from the underlying securities.  We may issue series of warrants under a separate warrant agreement between us and a warrant agent.  The following descriptions outline some of the general terms and provisions of the warrants that we may issue from time to time.  Specific terms of a series of warrants and any related warrant agreement will be stated in the applicable prospectus supplement.  The following description and any description of a series of warrants in a prospectus supplement are not complete and are subject to and qualified in their entirety by reference to the terms and provisions of the warrants and any related warrant agreement, which we will file with the SEC in connection with the issuance of that series of warrants.  We urge you to read any applicable warrant agreements and warrant certificates, because those documents, and not these descriptions, define your rights as a holder of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:
•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the warrants;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the maximum or minimum number of warrants which may be exercised at any time;

•	whether the warrants are to be issued in registered or bearer form;

•	whether the warrants are extendible and the period or periods of such extendibility;

•	the identity of any warrant agent; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange, transfer and exercise of the warrants.
Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up or to exercise voting rights, if any.

DESCRIPTION OF UNITS
We may issue units comprised of one or more of the securities described in this prospectus in any combination.  Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit.  Thus, the holder of a unit will have the rights and obligations of a holder of each included security.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The applicable prospectus supplement relating to the units we may offer will include specific terms relating to the offering, including, among others:  the designation and terms of the units and of the securities comprising the units, and whether and under what circumstances those securities may be held or transferred separately; any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising those units; and whether the units will be issued in fully registered or global form.  This summary is therefore subject to and is qualified in its entirety by reference to all the provisions of any applicable unit agreement, including any definitions of terms used therein.  Your rights will be defined by the terms of any applicable unit agreement, not the summary provided herein.  This summary is also subject to and qualified by reference to the description of the particular terms of a particular unit described in the applicable prospectus supplement or supplements.
PLAN OF DISTRIBUTION
We may sell the securities being offered hereby, from time to time, by one or more of the following methods, or any combination thereof:  to or through underwriters or dealers, with or without an underwriting syndicate, for them to offer and sell to the public; directly to one or more purchasers in negotiated purchases or in competitively bid transactions; through designated agents; directly to holders of warrants exercisable for our securities upon the exercise of warrants; or through a combination of any of these methods of sale.
Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering.  We will set forth the terms of the offering of securities in the prospectus supplement, including:  the name or names of any underwriters, dealers, or agents and the type and amounts of securities underwritten or purchased by each of them; the public offering price of the securities and the proceeds to us, and any discounts, commissions or concessions allowed or reallowed or paid to underwriters or dealers; and any delayed delivery arrangements.
The offer and sale of the securities described in this prospectus by us, the underwriters, or the third parties described above may be effected from time to time in one or more transactions, either:  at a fixed price or prices, which may be changed; at market prices prevailing at the time of sale; in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise; at prices related to the prevailing market prices; or at negotiated prices.
Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.  In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.
Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of our common stock, which are listed on NASDAQ.  We may elect to list any series of preferred stock or other securities on an exchange, but we are not obligated to do so.  It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.  No assurance can be given as to the liquidity of, or the trading market for, any offered securities.
If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters.  Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent.  The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.
If we use dealers in the sale of securities, we may sell securities to such dealers as principals.  The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale.  If we use agents in the sale of securities, unless otherwise indicated in the prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment.  We may solicit offers to purchase the securities directly, and we may sell the securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act with respect to any resales of those securities.  Unless otherwise indicated in a prospectus supplement, if we sell directly, no underwriters, dealers or agents would be involved.  The terms of these sales will be described in the applicable prospectus supplement.  We will not make an offer of securities in any jurisdiction that does not permit such an offer.

We may sell the securities through agents from time to time.  The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them.  Generally, any agent will be acting on a best efforts basis for the period of its appointment.
We may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.  The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.
Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof.  Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
In connection with any offering, the underwriters may purchase and sell securities in the open market.  These transactions may include short sales, over-allotment, stabilizing transactions and purchases to cover positions created by short sales and penalty bids.  Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering.  Over-allotment involves sales in excess of the offering size, which create a short position.  Stabilizing transactions consist of certain bids or purchases of the offered securities or any underlying securities made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.  Short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions.  Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions.  These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities.  As a result, the price of the securities may be higher than the price that otherwise might exist in the open market.  If these activities are commenced, they may be discontinued by the underwriters at any time.  These transactions may be effected on an exchange or automated quotation system, if the securities are listed on an exchange or admitted for trading on an automated quotation system, in the over-the-counter market, or otherwise.
We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions.  If the applicable prospectus supplement indicates in connection with those derivatives then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions.  If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities.  The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).
Underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.  In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates.  These underwriters or agents or their affiliates may receive compensation, trading gain or other benefits from these transactions.
LEGAL MATTERS
Except as otherwise provided in any prospectus supplement, the validity of the securities offered by us pursuant to this prospectus will be passed upon for us by Katten Muchin Rosenman LLP.  If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS
The consolidated financial statements of Meta Financial Group, Inc. as of September 30, 2012 and 2011, and for each of the years in the three-year period ended September 30, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2012, which are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$26,000,000
Common Stock
META FINANCIAL GROUP, INC.
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PROSPECTUS SUPPLEMENT
(To the Prospectus dated June 7, 2013)
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December 17, 2014